Exhibit 23.1



Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-45983) and related Prospectus of Derma Sciences, Inc. for the registration of 750,000 shares of its common stock (giving effect to the 1:5 reverse split of the common and convertible preferred stock of Derma Sciences, Inc. effected August 2, 1999) and to the incorporation by reference therein of our report dated February 28, 2001, with respect to the financial statements of Derma Sciences, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.



                                                     /s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 28, 2001